EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS FOURTH QUARTER RESULTS

2010 Recurring FFO per Share of $2.39

Jacksonville, Fla. (February 2, 2011) — Regency Centers Corporation announced today financial and operating results for the quarter and year ended December 31, 2010.

Earnings and Operations

Regency reported Recurring Funds From Operations (FFO) for the fourth quarter of $47.5 million, or $0.56 per diluted share, compared to $50.9 million and $0.63 per diluted share for the same period in 2009. For the year ended December 31, 2010, Recurring FFO was $199.4 million and $2.39 per diluted share, compared to $208.0 million and $2.68 per diluted share for the same period last year.

Regency reported net loss attributable to common stockholders for the quarter of ($36.7) million, or ($0.44) per diluted share, compared to net income attributable to common stockholders of $25.3 million and $0.31 per diluted share for the same period in 2009. During the quarter, the Company recorded $43.3 million of impairments, including its pro rata share of impairments recorded in its co-investment partnerships; nearly all relating to over 30 properties that have been targeted for sale over the next three years. Net loss for the year ended December 31, 2010, was ($7.7) million and ($0.10) per diluted share, compared to a net loss of ($56.4) million and ($0.74) per diluted share for the same period last year.

Funds From Operations (FFO) before impairments for the fourth quarter was $46.6 million, or $0.55 per diluted share, compared to $58.0 million and $0.71 per diluted share for the same period in 2009. For the year ended December 31, 2010, FFO before impairments was $201.0 million and $2.41 per diluted share, compared to $217.6 million and $2.81 per diluted share for the same period last year.

FFO for the fourth quarter was $3.3 million, or $0.04 per diluted share. For the same period in 2009, the Company reported FFO of $58.0 million and $0.71 per diluted share. For the year ended December 31, 2010, FFO was $151.3 million and $1.81 per diluted share, compared to $85.8 million and $1.10 per diluted share for the same period last year.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental operating performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development projects and outparcels, net of related taxes and dead deal costs, provisions for impairment, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes and other non-core items.

For the three months ended December 31, 2010, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in same property net operating income over the same period last year: 0.6%
•	Same space rental rate decline on a cash basis: (3.5%)
•	Leasing transactions (wholly owned properties and 100% of co-investment partnerships): 450 new and renewal lease transactions for a total of 1.4 million square feet

For the year ended December 31, 2010, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 92.8%
•	Percent leased, including operating and development properties: 92.0%
•	Increase in same property net operating income over the same period last year: 1.2%
•	Same space rental rate decline on a cash basis: (1.8%)
•	Leasing transactions (wholly owned properties and 100% of co-investment partnerships): 1,687 new and renewal lease transactions for a total of 5.7 million square feet

Investments

Dispositions and Acquisitions

During the quarter Regency purchased one wholly owned operating property at a gross sales price of $64.0 million and a cap rate of 6.5%. The property is a 405,616 square foot Whole Foods-anchored shopping center located in the North Shore sub-market of Chicago, an affluent and mature community approximately 20 miles northwest of downtown Chicago. The shopping center is currently 95.5% leased and boasts outstanding demographics, exhibited by average household income of $180,000 within a three-mile radius of the property, which exceeds the average household income in the Chicago core based statistical area (CBSA) by more than 100%.

During the quarter Regency sold one wholly owned operating property at a gross sales price of $9.9 million and a cap rate of 7.9%. Regency also sold three co-investment operating properties at a gross sales price of $56.6 million and a weighted average cap rate of 7.7%. Regency’s share of the sales price was $20.2 million. Also, Regency and a co-investment partnership sold three out parcels at a gross sales price of $7.6 million.

Development

One project was started during the quarter with estimated net development costs of $6.1 million and a completion yield of 10.6%. Four projects were completed during the quarter, representing $62.3 million of net development costs. At December 31, 2010, the Company had 29 projects under development with estimated net development costs of $520.7 million. The in-process developments are 95% funded and 81% leased.

Capital Markets

During the quarter, Regency completed the sale of $250.0 million of 4.8% ten-year senior unsecured notes (4.8% Notes). The Notes are due April 15, 2021 and were priced at 99.860%. Concurrent with this sale, the Company initiated a cash tender offer of its 6.75% Notes due 2012 (6.75% Notes) and 7.95% Notes due 2011 (7.95% Notes), purchasing an aggregate of $57.6 million principal amount of the 6.75% Notes and $11.8 million principal amount of the 7.95% Notes. Regency recognized a $4.2 million loss on the early extinguishment of debt upon settlement of the tender offer. The net proceeds from the 4.8% Notes were used for the purchase of the 6.75% Notes and 7.95% Notes, to settle remaining forward-starting swaps and for general corporate purposes, including the repayment of our line of credit.

In December, Regency exercised a one-year extension option on its $600 million credit facility, extending the maturity date to February 2012.

Partnership Financings

During the fourth quarter, Regency and GRI locked the interest rate on $340.0 million of mortgage loan financings secured by 19 assets in its GRI partnership to refinance a portion of the partnership’s $430.4 million of secured debt maturing in mid-2011. The refinance includes a weighted average interest rate of 4.9% over a weighted average 11-year term and is interest-only for the first year. This loan is approximately 65% of combined property values.

Rating Agencies

Subsequent to quarter end, Moody’s Investors Service affirmed Regency Centers’ corporate credit rating and outlook at Baa2 stable.

Dividend

On February 1, 2011, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on March 2, 2011 to shareholders of record on February 16, 2011. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on March 31, 2011 to shareholders of record on March 1, 2011; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on March 31, 2011 to shareholders of record on March 1, 2011; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on March 31, 2011 to shareholders of record on March 1, 2011.

Conference Call

In conjunction with Regency’s fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, February 3 at 10:00 a.m. EDT on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its fourth quarter 2010 supplemental information package that may help investors estimate earnings for 2011. A copy of the Company’s fourth quarter 2010 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the information provided for the quarter ended December 31, 2010. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations - Actual

For the Periods Ended December 31, 2010 and 2009	Three Months Ended		Year to Date
	2010	2009	2010	2009
Net income (loss) attributable to common stockholders	$(36,667,291)	$25,330,221	$(7,661,441)	$(56,379,212)
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	25,793,275	26,224,899	104,724,242	97,962,976
Depreciation and amortization expense - uncons properties	11,949,301	9,424,913	49,345,575	37,735,678
Consolidated JV partners’ share of depreciation	(134,051)	(135,226)	(539,592)	(539,430)
Amortization of leasing commissions and intangibles	3,890,263	4,323,860	15,110,831	15,678,543
Gain on sale of operating properties, including JV’s	(1,457,329)	(20,525,860)	(9,743,069)	(21,619,136)
Income deferrals under the Restricted Gain Method for GAAP	—	13,135,336	—	13,135,336
Non-controlling interest of exchangeable partnership units	(70,000)	173,683	84,892	(216,392)

Funds From Operations	3,304,168	57,951,826	151,321,438	85,758,363

Dilutive effect of share-based awards	(135,387)	(122,107)	(541,549)	(488,428)

Funds From Operations for calculating Diluted FFO per Share	$3,168,781	$57,829,719	$150,779,889	$85,269,935

Funds From Operations	$3,304,168	$57,951,826	$151,321,438	$85,758,363
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax, including JV’s	(3,344,442)	(1,337,018)	(1,840,075)	(2,316,335)
Provisions for impairment, including JV’s	43,291,798	—	49,644,966	131,878,424
Provisions for hedge ineffectiveness	—	3,294,246	(1,418,709)	3,294,246
Loss on early debt extinguishment	4,242,776	75,200	4,242,776	2,784,117
Restructuring charges	—	4,092,142	—	7,488,964
Transaction fees and promotes	—	(13,135,336)	(2,593,828)	(20,916,820)

Recurring Funds From Operations	47,494,300	50,941,060	199,356,568	207,970,959

Dilutive effect of share-based awards	(135,387)	(122,107)	(541,549)	(488,428)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$47,358,913	$50,818,953	$198,815,019	$207,482,531

Weighted Average Shares For Diluted FFO per Share	83,882,190	81,128,825	83,218,758	77,364,520

Reported results are preliminary and not final until the filing of our Form 10-K with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2010, the Company owned 396 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 53.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 202 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.